EXHIBIT 99.1

3D Systems Announces Preliminary Third Quarter 2014 Results

  Updates full-year 2014 guidance
  Announces conference call to discuss preliminary results
  Sets date to discuss final results for third quarter

ROCK HILL, S.C., Oct. 22, 2014 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it anticipates its third quarter revenue to be in the range of $164 million to $169 million and a sequentially growing order book of $42 million. The company expects to report GAAP earnings per share in the range of $0.01 to $0.03 and non-GAAP EPS in the range of $0.16 to $0.19. These are preliminary results based on current expectations and are subject to quarter-end closing adjustments, actual results may differ.

Strengthening sales of the company's design, manufacturing and healthcare products and services were not enough to overcome the revenue shortfall from the continued manufacturing capacity constraints for its direct metals printers and delayed availability of its newest consumer products.

"We are disappointed that we failed to fully capitalize on the robust demand for our direct metal and consumer products during the quarter," said Avi Reichental, President and Chief Executive Officer, 3DS. "While we worked very hard to deliver these products sooner, achieving manufacturing scale, quality and user experience targets took significantly longer than we had anticipated."

At the end of the third quarter, the company brought online a second direct metal 3D printers' manufacturing line and began commercial shipments of its latest consumer printers.

"Now that we have closed these availability gaps, we expect our revenue growth rate to increase," continued Reichental.

The company expects to report that its materials' gross profit margins rebounded for the quarter and its Quickparts' gross profit margin expanded sequentially, despite greater drag from concentrated service bureau acquisitions in the quarter. Notwithstanding these gains, the company expects its consolidated gross profit margin for the quarter to remain sequentially flat as a result of the current sales volume and mix and the residual costs of manufacturing start up and ramp.

"Our accelerated investments in new products and acquisitions contributed to a record order book in every period of this year, but disrupted revenue generation and pressured our gross profit margins. Now that we are shifting our attention to fine-tuning these investments, we expect to leverage them into a valuable and sustainable first-mover advantage," stated Reichental.

Factoring in its third quarter revenue shortfall and outlook for the remainder of the year, management trimmed its previous guidance for the full year 2014. Management now expects revenue in the range of $650 million to $690 million, and GAAP earnings per share of $0.18 to $0.28 and non-GAAP earnings per share in the range of $0.70 to $0.80.

"The same decisive actions that pressured our short term performance also delivered a much stronger portfolio of self-developed and acquired products and services. In the aggregate, we believe this positions us well to achieve our long-term targets," concluded Reichental.

Preliminary Q3 2014 Results Conference Call and Webcast

3D Systems plans to hold a conference call and simultaneous webcast to discuss its preliminary financial results for the third quarter of 2014 on Wednesday, October 22, 2014, at 8:30 a.m. Eastern Time.

Date: Wednesday, October 22, 2014

Time: 8:30 a.m. Eastern Time

Listen via Internet: www.3dsystems.com/investor

Participate via telephone:

Within the U.S.: 1-866-825-3209

Outside the U.S.: 1-617-213-8061

Participant code: 24781050

Final Results Q3 and Nine Months 2014 Conference Call and Webcast

The company expects to release final third quarter and nine months financial results and to file its Form 10-Q on November 10, 2014. 3D Systems plans to hold a conference call and simultaneous webcast to discuss these results on Monday, November 10, 2014, at 8:30 a.m. Eastern Time.

Date: Monday, November 10, 2014

Time: 8:30 a.m. Eastern Time

Listen via Internet: www.3dsystems.com/investor

Participate via telephone:

Within the U.S.: 1-877-407-8291

Outside the U.S.: 1-201-689-8345

Participant code: 3D Systems

The recorded webcasts will be available beginning approximately two hours after each live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

Presentation of Information in This Press Release

To facilitate a better understanding of the impact that several strategic acquisitions had on its financial results, the company reported non-GAAP measures that adjust net income and earnings per share by excluding the impact of amortization of intangibles, non-cash interest expense, acquisition and severance expenses, litigation settlements, loss on conversion of notes and stock-based compensation expense.

About 3D Systems Corporation

3D Systems is pioneering 3D printing for everyone. 3DS provides the most advanced and comprehensive 3D design-to-manufacturing solutions including 3D printers, print materials and cloud sourced custom parts. Its powerful digital thread empowers professionals and consumers everywhere to bring their ideas to life in material choices including plastics, metals, ceramics and edibles. 3DS' leading healthcare solutions include end-to-end simulation, training and integrated 3D planning and printing for personalized surgery and patient specific medical and dental devices. Its democratized 3D design and inspection products embody the latest perceptual, capture and touch technology. Its products and services replace and complement traditional methods with improved results and reduced time to outcomes. These solutions are used to rapidly design, create, communicate, plan, guide, prototype or produce functional parts, devices and assemblies, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Hoyt
         Email: Press@3dsystems.com